                                                                    Exhibit 10.9


                        RESALE AND LICENSE AGREEMENT

                                 BY AND BETWEEN

                         DIGITAL EQUIPMENT CORPORATION

                                      AND

                              TERAYON CORPORATION

Date:  December 9, 1996

Rev:  Version 4

                               Confidential Draft


This Resale & License Agreement ("Agreement") is made as of December 9, 1996, by and between Digital Equipment Corporation, with offices at 40 Old Bolton Road, Stow, Massachusetts 01775, (hereinafter referred to as "DIGITAL"), and Terayon Corporation, with its principal offices at 2952 Bunker Hill Lane, Santa Clara, CA. 95054, (hereinafter referred to as "TERAYON"), (mutually hereinafter referred to as the "Parties").

The following terms and conditions govern DIGITAL's purchase of TERAYON's TeraLink 1000 Master Controller and TeraPro(TM) Client Cable Modemproducts as identified in Exhibit A, (the "PRODUCTS"), for resale and license to DIGITAL's customers. TERAYON reserves the right to incorporate additional products in Exhibit A upon execution of a mutually negotiated amendment, which shall include all relevant pricing and discount terms and conditions.

SECTION 1.0 APPOINTMENT

1. TERAYON appoints DIGITAL as a non-exclusive reseller and sub-licenser of the PRODUCTS. This appointment shall not preclude DIGITAL from entering into similar arrangements with other parties, including competitors of TERAYON, without liability to DIGITAL. DIGITAL agrees to limit the resale and sub-license of the PRODUCTS to its customers.

2. The Parties agree that their relationship is strictly limited to that of buyer/reseller and seller/integrator, subject to the limitations of DIGITAL's authority as contained in this Agreement. They further acknowledge that DIGITAL is granted no right, title, interest in, copyright, trademark or other proprietary rights relating to the PRODUCTS. DIGITAL agrees not to grant licenses, or other rights in the PRODUCTS, except for resale to its customers in its ordinary course of business and, as applicable, under the specific terms and conditions of the TERAYON's Software License Agreement, attached hereto as Exhibit B, and this Agreement.

3. Neither party may assign nor otherwise transfer or sell any of its rights under this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld.

SECTION 2.0 DEFINITIONS

1. The term "customer" as used in this Agreement shall generally refer to end user customers which purchase PRODUCTS directly from DIGITAL as well as those which purchase PRODUCTS from cable operators along with pre-packaged and/or customized Digital services.

2. The term "days" as used in this Agreement shall refer to business days unless otherwise stated.

3. The term "Documentation" as used in this Agreement is defined as the functional description of the PRODUCTS, direction for installation and use, and other explanatory material necessary for an customer to perform all of the functions of the PRODUCTS.

4. The term "Revision" as used in this Agreement is defined as any correction, modification, maintenance release, update, enhancement, and/or any new version of the PRODUCT.

SECTION 3.0 THE RELATIONSHIP
3.1  TERAYON'S GENERAL RESPONSIBILITIES:

1. TERAYON will provide tertiary technical assistance relating to the PRODUCTS to the best of its abilities and to the extent practicable in its judgment in the form of application assistance, hardware support and technical sales support.

2. TERAYON agrees to provide initial PRODUCTS training, at its cost, at TERAYON's Santa Clara facility for a mutually agreed upon number of DIGITAL employees. DIGITAL shall be required to pay for the travel and lodging expenses for its employees participating in the initial training. Any additional training shall be provided by TERAYON based on TERAYON's standard pricing and delivery terms. TERAYON's PRODUCTS' training shall be sufficient to enable DIGITAL to sell, license and install the PRODUCTS, and to perform post-sales support including first and second level
    PRODUCT support.

3. TERAYON will supply reasonable quantities of demonstration PRODUCTS at cost, and PRODUCT catalogs, marketing materials and other sales aids at no charge, for distribution by DIGITAL in the course of its sales activities. TERAYON will further work with DIGITAL to determine a mutually agreed upon format for ongoing exchange of such information, which the Parties agree will be based on DIGITAL's forecasted volume of PRODUCT sales.

4. Exclusive of territories and customers defined in Exhibit D. TERAYON grants DIGITAL, for the term of this Agreement, a worldwide, non-exclusive license to market and distribute the PRODUCTS (accompanied by the Documentation, Software License Agreement and applicable PRODUCT warranty) to DIGITAL's customers.

5. TERAYON will provide to DIGITAL and/or DIGITAL's customers, at DIGITAL's request, Revisions to the PRODUCTS at the time TERAYON makes such Revisions available to TERAYON's general customer base. Such Revisions shall be provided at no charge during the applicable PRODUCTS' warranty period and on a quote basis after expiration of the warranty period, unless otherwise defined in a services agreement. Revisions will either be downloaded or provided in the form of packaged media.

6. TERAYON agrees to provide pre-sales technical support to DIGITAL to assist in the development of and response to customer opportunities.

7. TERAYON agrees to pay DIGITAL a commission equal to eight percent (8%) of the PRODUCT list price for TERAYON's sale of TeraPro(TM) Client PRODUCTS which has resulted from DIGITAL's lead and engagement of the respective customer(s) for integration service purposes.

8. TERAYON agrees to provide post-sales support per the terms and conditions contained in Exhibit C, PRODUCTS Support, attached hereto and incorporated herein.

                                      2.

9. TERAYON shall provide written notice to DIGITAL to keep DIGITAL informed concerning the prices at which the PRODUCTS will be offered for sale to DIGITAL and of changes in the PRODUCTS' pricing, specifications, and manufacturing lead-times and delivery.

10. TERAYON reserves the right to withdraw any of the PRODUCT(S) from its pricelist provided TERAYON provides sixty (60) calendar days advance written notice to DIGITAL and makes a comparable replacement product available to DIGITAL. TERAYON agrees to honor all Purchase Orders placed prior to and during the notification period, and further agrees to honor, for a period of sixty (60) days from the date of notification, all bids/proposals which are outstanding on or prior to the notification date.

11. TERAYON agrees to defend, indemnify and hold DIGITAL harmless from any and all claims made against DIGITAL by reason of negligence, willful misconduct, or other act or omission of TERAYON, its employees, agents or servants.

12. TERAYON is an independent contractor, and shall not act as a legal representative, legal partner, franchisee or agent of DIGITAL and has no authority to act for, bind or make commitments on behalf of TERAYON.

13. TERAYON agrees to work with DIGITAL to develop and deliver sales and marketing programs, including but not limited to, PRODUCT seminars, pre-sales training sessions, leads programs and marketing promotions.

14. TERAYON agrees to meet with DIGITAL, on a quarterly or semi-annually basis, to discuss performance of the Parties' obligations under the Agreement.

3.2 DIGITAL'S GENERAL RESPONSIBILITIES

    Digital agrees to the following

1. To serve the interests of TERAYON by not disclosing to nor permitting any unauthorized person to have access to any TERAYON price lists, discount schedules, quotation forms or other proprietary data regarding the PRODUCTS.

2. To be responsible for and pay for all of DIGITAL's expenses of any nature incidental to the sale and license of the PRODUCTS, including without limitation, advertising, rental of space, traveling expenses, and all other expenses other than expenses as may be specifically authorized in writing by TERAYON.

3. To acknowledge and agree that all software PRODUCTS shall be subject to the terms and conditions of TERAYON's Software License Agreement, attached hereto as Exhibit B. DIGITAL agrees to notify TERAYON immediately upon the occurrence of any infringement or misuse of the PRODUCTS which DIGITAL has knowledge of.

4. Not to decompile or disassemble the PRODUCTS, nor analyze or otherwise examine the PRODUCTS for the purpose of reverse engineering, nor permit others to do so.

                                      3.

5. To provide sales and integration support for the PRODUCTS to the best of its abilities, and to be responsible for primary and secondary support for those PRODUCTS sold and installed by DIGITAL, as set forth in Exhibit C.

6. To meet a minimum purchase quantity of one (1) TeraLink 1000 Master Controller per headend system per quarter in calendar '97 and five (5) TeraLink I000 Master Controllers per headend system per quarter in calendar '98.

7. To make, as necessary, reasonable efforts to provide dedicated technical resources to perform presales support for the PRODUCTS, and to assist in the development of and response to customer opportunities.

8. To make best efforts to provide, on a quarterly basis and in a mutually agreed upon format, a report detailing DIGITAL's marketing activities for the preceding quarterly period.

9. To defend, indemnify and hold TERAYON harmless from any and all claims made against TERAYON for: (i) failure to pay taxes; (ii) failure to comply with export control regulations and the Foreign Corrupt Practices Act;
    (iii) warranties made to customers by DIGITAL; and (iv) liability claims resulting from injury to persons or property attributed to negligence, recklessness or willful misconduct of DIGITAL, its agents or employees.

10. To represent itself as an independent contractor, and to refrain from acting as a legal representative, legal partner, franchisee or agent of TERAYON and to acknowledge that DIGITAL has no authority to act for, bind or make commitments on behalf of TERAYON.

11. To work with DIGITAL to develop and deliver sales and marketing programs, including but not limited to, PRODUCT seminars, pre-sales training sessions, leads programs and marketing promotions.

12. To make best efforts to provide, on a quarterly basis, a rolling non-binding forecast of projected Teralink 1000 Master Controller PRODUCT sales and TeraPro(TM) PRODUCT sales referrals, and to meet with TERAYON on a quarterly or semi-annually basis to assess performance of the Parties in meeting their obligations under the Agreement.

SECTION 4.0 TERMS AND CONDITIONS OF PURCHASE

4.1 PURCHASE ORDERS

1. Provided purchase orders ("Purchase Orders/PO's") are placed within the scope of and in conformance with this Agreement, TERAYON will acknowledge acceptance of the PO's within five (5) days of the initial order placement. In the event TERAYON fails to provide the required acknowledgment, the respective PO's shall be automatically accepted.

                                      4.

2. All orders accepted for delivery are subject to the terms and conditions of this Agreement. Unless agreed to in writing, no additional or conflicting terms which may appear on the face or reverse side of any order by DIGITAL shall apply.

3. DIGITAL may submit Purchase Orders via: (1) hard copy; (2) facsimile; (3) telephone; or (4) any other generally accepted electronic means. Execution of this Agreement by DIGITAL provides authorization for TERAYON to accept orders via facsimile, phone or any other generally acceptable means of electronic transfer. If orders are submitted by telephone, DIGITAL will provide TERAYON with a facsimile or hard copy follow-up within five (5) business days.

4.2 RESCHEDULING RIGHTS

1. Unless authorized by TERAYON in writing, DIGITAL may not reschedule, without limitation, any Purchase Order(s), or any part of any Purchase Order(s) within thirty (30) days prior to the scheduled delivery date.

4.3 CANCELLATION RIGHTS

1. DIGITAL reserves the right to cancel any Purchase Order(s), or any part of any Purchase Order(s) up to thirty (30) days prior to the scheduled delivery date without penalty. Cancellations made inside of thirty (30) days may be subject to a one hundred percent (100%) restocking fee.

4.4 DELIVERY

1. TERAYON commits to a manufacturing lead-time of twelve (12) weeks from the date of the acknowledged PO. TERAYON further commits to prepare PRODUCTS for shipment to DIGITAL, upon request, inside its standard four (4) week manufacturing lead-time to meet specific customer requirements. All deliveries shall be FOB TERAYON's Santa Clara, California offices, with DIGITAL assuming responsibility for all delivery costs and risk of loss during transit. Upon pickup by the carrier at TERAYON's facilities, title shall pass to DIGITAL. TIME IS OF THE ESSENCE RESPECTING DELIVERY.

4.5 INSPECTION AND ACCEPTANCE OF PRODUCTS

1. Receipt of PRODUCTS at DIGITAL's or DIG1TAL's customer's facility(s) shall be not considered acceptance until such time as the inspection of the PRODUCTS has been completed. In the event DIGITAL determines during the inspection period, which shall not exceed ten (10) days, that a PRODUCT(S) is/are not in conformity (either physically or functionally) to TERAYON's published specifications, DIGITAL shall notify TERAYON of its intent to return the defective PRODUCT(s), debit the invoice price for the PRODUCT(S), and request immediate delivery of a replacement PRODUCT(S), freight prepaid by TERAYON. TERAYON shall, thereafter, issue a new invoice for the replacement PRODUCT(S), and DIGITAL shall, within ten (10) days, return the defective PRODUCT(S) to TERAYON, freight collect.

                                      5.

2. Acceptance shall automatically occur on the eleventh (11th) day following initial receipt of the PRODUCTS if DIGITAL fails to provide TERAYON notice of non-conformity. Non-conforming PRODUCTS identified for return after the initial inspection period shall be treated in accordance with TERAYON's product warranty policy as identified in this Agreement.

SECTION 5.0 EXPORT OF PRODUCTS

1. PRODUCTS obtained under this Agreement may be subject to U.S. and other government export control regulations. DIGITAL shall be solely responsible for acquiring all necessary export licenses and/or registrations prior to exporting controlled PRODUCTS or technical data obtained from TERAYON or any product produced directly from controlled technical data. TERAYON shall provide all necessary supporting documentation (e.g. commercial invoices) and/or assistance to DIGITAL to facilitate the export of PRODUCTS hereunder.

SECTION 6.0 PRICES FOR PRODUCTS AND SERVICES

1. Prices for PRODUCTS and Services purchased under this Agreement have been identified in the attached Exhibit A.

2.  DIGITAL and TERAYON are free to establish their own prices and terms.

3. Excepting its obligations under Section 3.1.8 herein, TERAYON reserves the right to change prices, upon its provision of sixty (60) days advance written notification to DIGITAL.

4. In the event of a price increase, DIGITAL may cancel, without penalty, any unshipped orders by providing written notice within ten (10) days of the effective date of the price increase.

5. In the event of a price decrease, DIGITAL will be invoiced at the lower price for all PRODUCTS that TERAYON ships on or after the effective date of the price reduction.

6. Prices are exclusive of all sales, use and transfer taxes. DIGITAL shall be responsible for payment of all taxes associated with the resale and sub-licensing of PRODUCTS purchased under this Agreement with the exception of taxes based on TERAYON's income. DIGITAL agrees to provide TERAYON with valid tax exemption certificates for those states where deliveries are to be made. If such certificates are not provided prior to shipment, DIGITAL will be charged for all applicable state and local taxes.

SECTION 7.0 PAYMENT
1. Payment for PRODUCTS purchases shall be due net thirty (n/30) days from the receipt of PRODUCTS provided DIGITAL has received a correct invoice from TERAYON.

                                      6.

2. Payment by TERAYON of commissions resulting from DIGITAL's referral of TeraProTM Client sales shall become due within thirty (30) days following the close of the shipping quarter.

3. All payments shall be made in U.S. dollars at each party's principal places of business.

4. Payment for any applicable technical post-sales support and/or Maintenance and Support Agreements shall be due net thirty days (net/30) after from the date of invoice.

5. If DIGITAL becomes delinquent in any form of payment, and such delinquency is not cured within ten (10) days from the initial payment due date, TERAYON shall provide DIGITAL with written notice and request immediate cure of the past due payment. In the event DIGITAL fails to cure or provide TERAYON with adequate assurances that the problem will be remedied within a commercially reasonable period of time, TERAYON shall have the following rights in addition to any other rights and remedies contained in this Agreement, in any Security Agreements executed by the Parties, or by applicable law:

    (a) TERAYON may refuse to accept any new orders, may cancel or delay shipment on existing orders and may stop any orders in transit.

    (b) If DIGITAL purchases on open account, TERAYON may refuse the extension of credit and require that all sales be made on a cash in advance basis.

SECTION 8.0 LICENSE TERMS & TITLE AND RIGHTS TO THE SOFTWARE PRODUCTS

In accordance with the terms and conditions of this Agreement, TERAYON grants DIGITAL and DIGITAL so accepts, a worldwide, non-exclusive license to promote, market and distribute the PRODUCTS as set forth herein. The following terms and conditions govern the license granted by TERAYON, and TERAYON's obligations in consideration of such license.

1. DIGITAL shall incorporate TERAYON's Software License Agreement with all PRODUCTS sold/licensed to customer customers.

2. DIGITAL is granted rights to make copies of the software PRODUCTS for the limited purpose of providing warranty and post-warranty service and support to its customer customers.

3. The software PRODUCTS and Revisions to the software PRODUCTS are proprietary to TERAYON, and TERAYON shall retain all rights, title and interest in and to the software PRODUCTS including all rights under applicable patents, copyrights, trademarks, and trade secrets.

4. Unless otherwise provided for herein, DIGITAL is prohibited from making any modifications, adaptations, enhancements, changes or derivative works of the software PRODUCTS unless authorized in writing by TERAYON.

                                      7.

5. TERAYON represents and warrants that any and all corrections, modifications, upgrades and enhancements to the software PRODUCTS shall at all times be compatible and interoperable with the two (2) most recently shipped versions of the software PRODUCTS.

6. To the extent necessary to give effect to this Agreement, the licenses granted to DIGITAL shall include rights under any applicable patents, copyrights, trademarks and trade secrets issued or pending and belonging to TERAYON or which TERAYON has acquired or may acquire.

7. TERAYON represents that it is the sole owner and copyright holder of the software PRODUCTS; that it has at the time of execution of the Agreement, and will continue to maintain during the term of the Agreement, the full right and authority to grant licenses to the software PRODUCTS, and that neither this license nor performance under this Agreement do or shall conflict with any other agreement or obligation to which DIGITAL is a party or by which it is bound.

SECTION 9.0 DOCUMENTATION

1. TERAYON grants DIGITAL, during the term of the Agreement, rights to copy the Documentation to distribute internally to its sales and engineering organization, and externally to customer customers either in promotion of the PRODUCTS or in conjunction with the delivery of the PRODUCTS, if so required.

SECTION 10.0 WARRANTY TERMS AND CONDITIONS

1. Pursuant to its resale of the PRODUCTS under the terms and conditions of this Agreement, DIGITAL shall represent itself as the warranty service provider for customer warranty claims. The warranty terms and conditions which follow herein this section are made in consideration of TERAYON's status as a reseller of the PRODUCTS.

2. In addition to warranting that it has the right to grant the license contained in this Agreement, TERAYON warrants for ninety (90) days from the later of receipt by DIGITAL or receipt by DIGITAL's customer that the PRODUCTS (hardware and software) shall be free from defects in design and workmanship under normal usage. TERAYON further warrants that the PRODUCTS will perform substantially in conformance with the currently published Documentation.

3. TERAYON represents and warrants that it has the right to convey the PRODUCTS to DIGITAL, that it has the necessary rights, titles, and licenses to allow DIGITAL to perform all rights contemplated by this Agreement including, without limitation, the right to license, resell and distribute the PRODUCTS, and that the PRODUCTS are free from all liens or encumbrances and do not infringe on the intellectual property interest of any party.

4. TERAYON represents and warrants that its license rights are passed through to DIGITAL's customer. Further, TERAYON's warranty to DIGITAL's customer shall

                                      8.

    extend to any Documentation, warranty statements, or literature provided with the PRODUCTS or as described in information provided by TERAYON.

5. TERAYON warrants that no security measures have been incorporated in any PRODUCT which would impair its use and operation except such measures as are disclosed to DIGITAL in writing and approved by DIGITAL in writing.

6. TERAYON has no control over the conditions under which DIGITAL and its customer customers use the PRODUCTS, and does not/cannot warrant the results obtained by unauthorized use or use of the PRODUCTS for purposes which they have not been intended.

7. TERAYON does not warrant that the functions contained in the PRODUCTS will meet the requirements of DIGITAL or DIGITAL's customers, or that the operation of the PRODUCTS will be uninterrupted or error-free. The warranty shall not cover PRODUCTS which have been altered or changed in any way by DIGITAL or DIGITAL's customers. TERAYON further shall not be responsible for problems caused by changes in or modifications to the operating characteristics of any computer hardware or operating system for which the PRODUCTS were intended to be used, nor will TERAYON be responsible for problems which occur as a result of the use of the PRODUCTS in conjunction with hardware which is incompatible with the hardware or operating system with which the PRODUCTS were designed for and/or intended to be used.

8. The above representations and warranties shall survive any termination of this Agreement, and shall run to DIGITAL, its customers, successors, and assigns. DIGITAL shall have the right to enforce these warranties on behalf of any of its customers.

9. TERAYON shall process all warranty claims, and shall repair or replace all defective hardware PRODUCTS and/or software media within ten (10) days of receipt of such defective PRODUCTS. TERAYON shall bear all warranty costs such as labor, materials, inspection and shipment of materials to and from DIGITAL's facilities.

10. EXCEPT AS PROVIDED FOR IN THIS AGREEMENT OR THE WARRANTY ACCOMPANYING EACH PRODUCT, NO OTHER WARRANTY, EXPRESS OR IMPLIED, SHALL APPLY TERAYON SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND DISCLAIMS WARRANTY OF TITLE AND NON-INFRINGEMENT. NO REPRESENTATION OR WARRANTY, INCLUDING BUT NOT LIMITED TO:
    STATEMENTS OF CAPACITY, SUITABILITY FOR USE OR PERFORMANCE, WHETHER MADE BY TERAYON EMPLOYEES OR TERAYON PERSONNEL SHALL BE CONSIDERED TO BE A WARRANTY BY TERAYON, FOR ANY PURPOSE, OR GIVE RISE TO ANY LIABILITY OF TERAYON WHATSOEVER.

SECTION 11.0 PROPRIETARY RIGHTS PROTECTION

1. DIGITAL agrees not to remove any of TERAYON's proprietary and/or restricted rights notices from any marketing documentation, literature and/or promotional materials

                                      9.

    developed directly by TERAYON or by DIGITAL on behalf of TERAYON during the term of this Agreement.

SECTION 12.0 PATENTS AND COPYRIGHTS

1. TERAYON shall defend, indemnify and hold harmless, at its expense, any claim or action made against DIGITAL alleging that the PRODUCTS, or any part thereof, infringes any patent, copyright, trademark, trade secret, mask work, or other intellectual property rights of a third party, and shall pay costs and damages awarded if: (a) TERAYON is notified promptly in writing by DIGITAL of any such claim; (b) is permitted by DIGITAL to defend or settle such claim or action; and, (c) DIGITAL provides reasonable assistance to TERAYON in defending or settling the claim or action. TERAYON reserves the right to participate in the defense of any claim or action through counsel selected by DIGITAL.

2. If an injunction against DIGITAL's use, sale, lease, license, or other distribution of any PRODUCT, or any part thereof, as allowed by any term or condition of this Agreement, results from such a claim or action, TERAYON shall, at its expense, in addition to TERAYON's additional obligations hereunder, and as DIGITAL requests: (i) obtain for DIGITAL the right to continue using, selling, leasing, licensing, or otherwise distributing the PRODUCT; or (ii) replace or modify the PRODUCT so it becomes non-infringing but functionally equivalent. The provisions of this section shall apply to any claim for infringement resulting solely from DIGITAL's compliance with TERAYON's design specifications and/or data sheets. Any claim for infringement which results from alteration or modification of the PRODUCTS after delivery by TERAYON shall be excluded, except to the extent such alterations or modifications have been authorized by TERAYON.

SECTION 13.0 NO IMPLIED LICENSE

1. Both Parties understand that DIGITAL owns various patents, copyrights, trademarks, trade secrets, and other proprietary rights which may cover, be contained in, or otherwise relate to a portion or all of the various PRODUCTS which DIGITAL may resell or sub-license pursuant to this Agreement.

2. Unless otherwise identified herein, the Parties understand and agree that neither the terms and conditions of this Agreement nor the performance or acts of either party arising out of this Agreement or related to DIGITAL's request for or use of the PRODUCTS may be considered in any way as a grant of any license whatsoever under any of TERAYON's present or future patents, copyrights, trademarks, trade secrets or other proprietary rights; nor is any such license granted by implication, estoppel or otherwise. It is mutually agreed and understood that the rights granted by TERAYON to DIGITAL under this Agreement shall be sufficient to enable DIGITAL to carry out its obligations under this Agreement. Any additional rights which DIGITAL identifies as reasonably necessary must be authorized in writing by TERAYON. TERAYON will not unreasonably withhold any such authorization.

                                      10.

3. The Parties agree that DIGITAL reserves all rights to bring suit for infringement of its respective patents, copyrights, trademarks, trade secrets, and other proprietary rights against all manufacturers, sellers and-users, which infringe their respective proprietary rights, and that DIGITAL intends to enforce those rights.

4. To the extent that any fiduciary or other similar duties are established by this Agreement, it is understood and agreed that such duties are not inconsistent with and will not prevent DIGITAL from bringing said suits for infringement of its respective patents, copyrights, trademarks, trade secrets, and other proprietary rights.

SECTION 14.0 TRADEMARKS

1. Except as identified herein, neither party will use the other's corporate names and trademarks, including logos, in their respective promotional, advertising and marketing literature, without prior written approval. Such approval by either Party will not be unreasonably withheld.

2. In the event usage of corporate names and/or trademarks is granted by either party, the granting party shall provide the grantee with the format by which such party's corporate name(s) or trademarks shall be utilized ("Usage Guidelines") at the time such usage is contemplated or required. The Usage Guidelines will thereafter be incorporated into this Agreement by a mutually agreed upon written amendment, signed by authorized representatives of the Parties.

3. TERAYON shall be fully responsible for the registration and enforcement of any TERAYON proprietary marks which are incorporated on or with the PRODUCTS. DIGITAL agrees to provide reasonable assistance to TERAYON, upon request and at TERAYON's expense, to assist TERAYON in acquiring registration and/or approvals of proprietary marks in countries where TERAYON's proprietary marks are either unregistered or unenforceable.

SECTION 15.0 TERM, TERMINATION FOR CAUSE & CONVENIENCE, AND
RIGHTS/OBLIGATIONS OF PARTIES AFTER TERMINATION

1.  Term.  This Agreement shall become effective on the date duly authorized
    -----
    representatives of the Parties execute the Agreement, and unless terminated as provided for herein, shall continue in full force and effect.

2. The initial term of this Agreement shall be for a two (2) year period from the date of execution, and shall be automatically extended for additional one (i) year terms unless terminated by either party upon its delivery of notice to the other party at least sixty (60) calendar days prior to the end of the then current term.

3.  DIGITAL for Cause.  DIGITAL may, by written notice to TERAYON, cancel or
    ------------------
    terminate this Agreement and/or any Purchase Order issued hereunder if
    TERAYON:

    (a) fails to replace or correct defective PRODUCTS in accordance with the provisions of the warranty, repair and support clauses made a part of this

                                      11.

         Agreement; or materially fails to perform any other provision of this Agreement where such failure remains uncured for a period of thirty (30) calendar days after receipt by TERAYON of written notice from DIGITAL; or

    (b) materially fails to deliver the PRODUCTS to DIGITAL on the required due date(s), and such failure remains uncured for a period of thirty (30) calendar days, thereafter; or

    (c) becomes insolvent or makes an assignment for the benefit of creditors, or a receiver or similar officer is appointed to take charge of all or part of TERAYON's assets or shall cease to carry on business; or

4.  TERAYON for Cause.  TERAYON may, by written notice to DIGITAL, terminate
    -----------------
    this Agreement or any Purchase Orders hereunder if DIGITAL:

    (a) materially fails to perform any provision of this Agreement, including failure to make payment for PRODUCT(S) delivered and accepted by DIGITAL in accordance with Section 7 of this Agreement, where such failure remains uncured for a period of thirty (30) calendar days after receipt by DIGITAL of written notice from TERAYON; or

    (b) fails to make payment for any other service specified in this Agreement where such failure remains uncured for a period of thirty
         (30) calendar days after receipt of written notice from TERAYON; or

    (c) becomes insolvent or makes an assignment for the benefit of creditors, or a receiver or similar officer is appointed to take charge of all or part of DIGITAL's assets or shall cease to carry on business;

5.  Termination for Convenience.  After one hundred and eighty (180) days,
    ---------------------------
    either party reserves the right to terminate this Agreement for convenience at any time upon providing ninety (90) calendar days advance written notice to the other party.

6.  Obligations of DIGITAL upon expiration or termination.  Upon expiration or
    -----------------------------------------------------
    termination, DIGITAL agrees to the following:

    (a)  pay for any PRODUCTS for which DIGITAL has not paid; and

    (b) allow TERAYON, at TERAYON's discretion, to repurchase any PRODUCTS in DIGITAL's possession or control at the price DIGITAL originally paid TERAYON, less any credits issued to TERAYON. PRODUCTS to be returned must be unused, in new condition, and in DIGITAL's inventory (or in transit from TERAYON) on the day this Agreement ends. DIGITAL agrees to pay all shipping charges; and

    (c)  immediately pay TERAYON any other amounts due.

                                      12.

7.  Obligations of TERAYON upon expiration or termination.  In the event TERAYON
    -----------------------------------------------------
    has delivered PRODUCTS to DIGITAL and received payment for such PRODUCTS prior to the expiration or termination date of the Agreement, and the PRODUCTS have not been received into DIGITAL's inventory due to non-conformance of TERAYON's PRODUCT specifications or data sheets, TERAYON agrees to provide one of the following remedies per DIGITAL' s request:

    (a) refund the monies paid and pay for the return of the non-conforming PRODUCTS; or negotiate a price reduction of the PRODUCTS to reflect the non-conforming value; or

    (b) if either of the initial remedies are not viable solutions, provide DIGITAL with payment within thirty (30) calendar days of receipt of DIGITAL's invoice for the full cost of similar replacement products purchased from another manufacturer or supplier.

8.  Shipments After Expiration or Termination.  Deliveries and shipments
    -----------------------------------------
    effected after the date of expiration or termination of this Agreement as a result of orders accepted on or prior to such date shall not be deemed to revive this Agreement.

9.  Return of Materials.  DIGITAL shall upon expiration or termination or
    -------------------
    cancellation, within twenty (20) days of any such notice, return to TERAYON, at DIGITAL's expense, any property owned by TERAYON including, but not limited to, media, demonstration equipment, sales, training materials, and Documentation.

10. Ongoing Rights.  After the termination, neither party shall have any
    --------------
    further rights or obligations with respect to the other in connection with the Agreement except as set forth in Section 18 of this Agreement.

SECTION 16.0 FORCE MAJEURE

Neither party shall be liable for failure to perform any of its obligations under this Agreement during any period in which such party cannot perform due to fire, flood, or other natural disaster, war, embargo, riot, or the intervention of any government authority, provided that the party so delayed immediately notifies the other party of such delay. If either party's performance is delayed for these reasons for a cumulative period of sixty (60) calendar days or more, the respective party may terminate this Agreement and/or any Purchase Order hereunder by giving the other party written notice, and such termination shall become effective per the terms and conditions of Section 17, hereunder. If DIGITAL terminates, its liability under this Agreement or any Purchase Orders issued hereunder will be to pay any balance due for conforming PRODUCTS: (1) delivered by TERAYON before receipt of TERAYON's termination notice; and (2) ordered by DIGITAL for delivery and actually delivered within fifteen (15) days after receipt of TERAYON's termination notice.

                                      13.

SECTION 17.0    NON-DISCLOSURE/PROPRIETARY INFORMATION

1. All proprietary information disclosed by either party during the term of this Agreement shall be treated pursuant to the terms and conditions of the Mutual Non-Disclosure Agreement, executed on December 9, 1996, and attached hereto as Addendum A.

2. Neither party may disclose or advertise the existence or any terms and conditions of this Agreement without prior written authorization from the non-disclosing party. This provision shall apply to any third parties who have requested from DIGITAL the disclosure of TERAYON's Proprietary Information.

3. Any breach of confidentiality by either party shall be cause for the non-breaching party's immediate termination of this Agreement.

SECTION 18.0 SURVIVAL

1. The following sections of the Agreement shall survive the termination or expiration of the Agreement; Section 7, Payment; Section 10, Warranty Terms and Conditions; Section 12, Patent and Copyright; Section 15, Term, Termination for Cause, and Rights and Obligations of the Parties After Termination; Section 17, Nondisclosure/Proprietary Information, Section 19, Term of Availability and Section 20, General.

2. The terms of this Agreement shall remain in effect until fulfilled, and shall apply to respective successors and assignees.

SECTION 19.0 TERM OF AVAILABILITY

Upon removal or PRODUCTS from TERAYON's pricelist without replacement pursuant to Section 3.1.9 hereinabove, TERAYON agrees to provide technical post-sales support and make spare parts and repair services available to DIGITAL for a period of three (3) years thereafter.

SECTION 20.0 GENERAL PROVISIONS

1.  Non-Waiver.  The failure of either party to enforce at any time, or for any
    -----------
    period of time, the provisions of this Agreement, shall not be construed as a waiver of such provisions or of the right of such party thereafter to enforce each and every such provision.

2.  Governing Law.  This Agreement shall be governed in accordance with the laws
    --------------
    of The Commonwealth of Massachusetts.

3.  Conflicts.  In the event of any conflicts between this Agreement and the
    ---------
    Exhibits, or referenced documents, the provisions of this Agreement shall prevail.

4.  Section Headings.  The section and subsection headings contained herein are
    ----------------
    for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

                                      14.

5.  Compliance with Laws.  In the performance of the Agreement, the Parties
    ---------------------
    shall comply with all applicable local, state and federal laws and regulations including compliance with export laws and regulations relating to the export of the PRODUCTS and technical data which originates in the United States. Such compliance includes restrictions concerning the provision of technical data to foreign nationals within the United States.

6.  Severability.  In the event of invalidity or unenforceability of any
    -------------
    provision of this Agreement, the remaining provisions shall continue in full force and effect unless such invalid or unforceable provision: (i) materially affects the essence of this Agreement; and (ii) the party benefiting from said invalid or unforceable provision refuses to waive its right to benefit from such provision and the parties cannot agree on a substitute provision.

7.  Exhibits.  Attached hereto and made a part hereof are the following
    ---------
    documents:

    o  Exhibit A - The PRODUCTS Pricelist & Discount Schedule
    o  Exhibit B - TERAYON's Software License Agreement
    o  Exhibit C - PRODUCT Support
    o  Exhibit D - TERRITORIES AND CUSTOMERS
    o  Addendum A - Mutual Non-Disclosure Agreement

8.  Limitation of Liability.  Either party's liability for any cause whatsoever
    -----------------------
    shall be limited to the lesser of one million dollars ($1,000,000.00) or the actual damages incurred. This limitation will apply regardless of any form of action, whether contract or tort, including without limitation negligence. The foregoing limitation shall not apply to death or personal injury, nor for claims or actions which brought under Section 12 of this Agreement.

9. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY DAMAGES RESULTING FROM LOSS OF DATA OR USE, LOST PROFITS OR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES. ANY CLAIM OR ACTION RESULTING FROM EITHER PARTY'S LIABILITY MUST BE BROUGHT WITHIN EIGHTEEN (18) MONTHS AFTER THE CLAIM OR CAUSE OF ACTION ARISES.

10. Entire Agreement.  This Agreement, including Exhibits attached hereto,
    ----------------
    constitutes the entire agreement between the Parties, and supersedes all prior oral and written agreements between the parties relating to the subject matter hereof. There are no terms, obligations, covenants, representations, statements, or conditions other than those contained herein. No variation or modification of this Agreement shall be deemed valid unless in writing signed by duly authorized representatives of the Parties. In the event of conflict, the terms and conditions of this Agreement shall take precedence over any Purchase Order or statement of work created hereunder.

11. Notice.  Any notice or other communication hereunder shall be in writing
    --------
    and shall be delivered in person, by tested telex or facsimile transmission or shall be sent by postage prepaid certified mail, return receipt requested, and addressed to the parties at the address

                                      15.

    of each party set forth herein. Either party may change its address by written notice to the other given in the manner herein provided. Such notice if mailed shall be deemed to have been given when the same is deposited postage prepaid in the mails at a Territory Post Office or mail box services by said office.

  If to DIGITAL:                   If to TERAYON:

  Digital Equipment Corporation    Terayon Corporation
  165 Dascomb Road                 2952 Bunker Hill Lane
  Andover, MA 01810                Santa Clara, CA. 95054
  Attn:Russ Schott,                Attn: Jacob Tanz,
  Contracts Specialist             Vice President of Marketing

  with copies to:                  with copies to:

  Lois Levick


  IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate as of the date specified in paragraph one (1) of the Agreement

DIGITIAL EQUIPMENT CORPORATION                  TERAYON CORPORATION

By:                                             By:
   -----------------------------                   ---------------------------

Name:                                           Name:  Jacob Tanz
     ---------------------------
Title:                                          Title: Vice President, Marketing
      --------------------------

                                      16.

                              Confidential Draft


                                   EXHIBIT A

                   THE PRODUCTS PRICELIST & DISCOUNT SCHEDULE

PRICELIST:
---------

PART NUMBER        DESCRIPTION                QUANTITY    LIST PRICE

Teralink 1000      Master Controller (headend)    1       $24,000.00


RESALE DISCOUNT SCHEDULE:
------------------------

NO. PER QUARTER      DISCOUNT FROM LIST

  1-10                     25%

  11-49                    28%

  50+                      30%


INTERNAL USE (LAB/DEMO) DISCOUNT SCHEDULE:
-----------------------------------------

NO. PER QUARTER      DISCOUNT FROM LIST

  demo  1/territory        40%

  lab  no minimum          40%

                              Confidential Draft


                                   EXHIBIT B

                      TERAYON'S SOFTWARE LICENSE AGREEMENT

                        (TO BE INCORPORATED BY TERAYON)

                              Confidential Draft


                                  EXHIBIT C

                                PRODUCT SUPPORT

1.  First and Second Level Support.  DIGITAL will provide First Level call
    -------------------------------
    screening to isolate an end user customer's problem, and Second Level diagnostics and support to resolve end user customer problems throughout the term of the Agreement. In the event DIGITAL is unable to directly resolve the problem through diagnostics, DIGITAL may escalate the problem to TERAYON for backup technical & engineering support and problem resolution. DIGITAL will continue to maintain contact with the end user customer and, unless otherwise agreed to by TERAYON, will be responsible for problem closure. TERAYON will make backup engineering & technical services available during its normal working hours as defined below.

2.  Escalation Guidelines.  DIGITAL will escalate problems to TERAYON based on
    ---------------------
    the following classifications:

    (a)  Critical  - error prevents all useful work;

    (b)  Severe Impact - errors which disable all functions; and

    (c)  Minimal Impact - all other errors.

3. TERAYON will respond to calls based upon the severity and priority of the call as determined by the end user customer. Responsiveness shall be provided as follows:

    (a)  Within two (2) hours of receipt

    (b)  Within eight (8) hours of receipt

    (c)  Within twenty-four (24) hours of receipt

4.  TERAYON Support Requirements.  TERAYON will provide, at no additional charge
    -----------------------------
    to DIGITAL, qualified, technical telephone support personnel to handle escalated calls from FRONTIER during its normal business hours of eight am, to five pm, Pacific Standard Time (8am - 5pm, EST), excluding the nationally recognized holidays. After hours, weekends and holiday coverage will be provided via a pager service. Excluding Level 1 calls, problem calls received outside of TERAYON's normal business hours will be responded to the following business day.

5.  Critical On-Site Support.  In the event critical on-site support is
    -------------------------
    required, TERAYON will make such services available to DIGITAL at its standard time and materials rates.

6.  Repair & Maintenance Charges (single repair):  TBD
    ---------------------------------------------

7.  Maintenance Agreement Charges (h/w & s/w):  TBD
    ------------------------------------------

8.  Non-Warranty Repair Services.  TERAYON will repair or replace all defective,
    -----------------------------
    out of warranty PRODUCTS within ten (10) days of receipt of the PRODUCTS at TERAYON's Santa Clara facility. All returned units must be accompanied by a Return Authorization (RA) number and defective tag which identifies the alleged failure with the unit. RA numbers shall be provided by TERAYON at the time DIGITAL calls to identify the defective unit(s).

9.  Warranty Repair or Replacement.  TERAYON will repair or replace all
    -------------------------------
    defective warranted PRODUCTS within five (5) days of receipt of the PRODUCTS at TERAYON's Santa Clara facility. All returned units must be accompanied by a Return Authorization (RA) number and defective tag which identifies the alleged failure with the unit. RA numbers shall be provided by TERAYON at the time DIGITAL calls to identify the defective unit(s).

10. Advanced Replacement. To the extent such service is required by DIGITAL to
    ---------------------
    minimize inventory investments in meeting same day support agreements with end user customers, TERAYON agrees to provide, at a mutually determined price, advanced replacement services upon request by DIGITAL. Advanced replacement services are defined as the shipment of a new PRODUCT in advance of TERAYON's receipt of the end user customer's defective unit, which shall be provided by DIGITAL within ten (10) days of receipt of the replacement PRODUCT.

11. Priority Shipments.  Provided PRODUCTS are in TERAYON's inventory, TERAYON
    -------------------
    will ship PRODUCTS within twenty-four (24) hours of order receipt to assist DIGITAL in its delivery of critical service and support to end user customers. In the event PRODUCTS are not in TERAYON's inventory, TERAYON will make best efforts to ship as expeditiously as possible.

                                      2.

                             Confidential Draft


                                   EXHIBIT D

                           TERRITORIES AND CUSTOMERS

1. Digital will be excluded from representing and reselling Terayon's products in the following territories

     A. All accounts in Japan

     B. In North America territory the following customers will be excluded:


        Cox Communications

        Jones Intercable

        Adelphia Communications

        Continental Cablevision

        Charter Communication

                             Confidential Draft


                                 ADDENDUM A
                  MUTUAL NONDISCLOSURE AGREEMENT (page 2.)

B.  GENERAL

1. Either party may terminate this MNDA without cause upon five (5) days written notice given to the other, provided that confidentiality obligations under Section A of this Attachment A shall survive termination hereof.

2. No rights or obligations other than expressly recited herein are to be implied here from. Nothing except that expressly stated herein shall affect either party's present or prospective rights under any country's patent laws, or be construed as granting any license under any present or future patent or application therefor, or preclude marketing any product unless such marketing constitutes unauthorized disclosure of INFORMATION.

3. This MNDA shall be construed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts.

4. Consistent with other provisions herein, each party assures that it will not knowingly, without obtaining prior authorization from the U.S. Dept. of Commerce Office of Export Administration, transmit directly or indirectly the technical data received pursuant hereto or the immediate product (including processes and services) produced directly by use of such technical data to Afghanistan, People's Republic of China, or any other Country Group Q, S, W, T, or Z country specified in Supplement No. I to Part 370 of U.S. Dept. of Commerce Export Administration Regulations.

5. This document and appendices contain the entire agreement between the Parties and supersede any previous oral or written understandings, commitments or agreements pertaining to the subject matter hereof. This MNDA shall not be modified or changed in any manner except in a writing signed by both parties. If a court of competent jurisdiction finds any of the provisions hereto so over-broad as to be unenforceable, such provisions may be reduced in scope by the court to the extent it deems necessary to render the provision reasonable and enforceable.

IN WITNESS WHEREOF, the Parties have caused this MDNA to be executed as of this 9th day of December __, 1996.

DIGITAL EQUIPMENT CORPORATION                TERAYON Corporation

-----------------------------                -----------------------------
Signed                                       Signed

-----------------------------                Jacob Tanz
Typed Name                                   Typed Name

-----------------------------                Vice President, Marketing
Title                                        Title